Exhibit 99.1

Media Contact: Meghan Dotter 703 682 6670

Investor Contact: Ahmed Pasha 703 682 6451

AES Reports Strong Second Quarter Results of $0.23 Adjusted EPS and $232 Million Proportional Free Cash Flow, Lifted By Latin America and Asia Demand

Diluted EPS from Continuing Operations of $0.17 and Consolidated Operating Cash Flow of $747 Million

•

Consolidated Gross Margin increased 22%, or $179 million, to $982 million, compared to $803 million in the second quarter of 2009 due to higher volumes and pricing in Latin America and Asia and favorable foreign exchange rates

•	Consolidated Operating Cash Flow increased 39%, or $210 million, to $747 million, compared to $537 million in the second quarter of 2009 on improved pricing, volumes and collections
•	Consolidated Free Cash Flow increased 44%, or $180 million, to $588 million, compared to $408 million in the second quarter of 2009
•	Proportional Free Cash Flow increased 10%, or $21 million, to $232 million, compared to $211 million in the second quarter of 2009
•	Adjusted Earnings Per Share declined 4%, or $0.01, to $0.23, as favorable operational results were offset by a higher effective tax rate and a higher share count
•	Diluted Earnings Per Share from Continuing Operations decreased 60%, or $0.26, to $0.17, compared to $0.43 in the second quarter of 2009 due to several one-time non-operational items

ARLINGTON, Va, August 6, 2010 – The AES Corporation (NYSE: AES) today reported results for the second quarter of 2010. The Company’s results were driven by improved operating performance at its generation businesses in Asia, higher volumes and prices in Latin America as well as favorable foreign currency exchange rates. These contributions were offset by lower margins in North America and a higher effective tax rate due to the gain of $115 million on the sale of the Company’s indirect investment in CEMIG, a Brazilian utility.

“We continued to see strong electric power demand growth in Latin America and Asia, which contributed positively to our quarterly results,” said Paul Hanrahan, AES President and Chief Executive Officer. “Throughout the quarter, we also capitalized on our strong liquidity position by investing in new businesses, entering into agreements to acquire (i) the 1,246 MW Ballylumford natural gas facility in Northern Ireland and (ii) an ownership interest in 241 MW of small hydroelectric plants in China. Our strong cash position also allowed us to commence a share repurchase program to buy back a limited amount of our stock at attractive prices.

Table 1: Results for Second Quarter 2010, Year-To-Date 2010 and Full Year 2010 Guidance

	Second Quarter 2010		Second Quarter 2009		YTD 2010		2010 Guidance As of August 6, 2010
Consolidated Revenue	$4.0	B	$3.3	B	$8.1	B	NA

Consolidated Gross Margin	$1.0	B	$0.8	B	$2.0	B	$3.7-3.9	B

Proportional Gross Margin (a non-GAAP financial measure)	$572	M	$479	M	$1.2	B	$2.2-2.4	B

Consolidated Cash Flow from Operating Activities	$747	M	$537	M	$1.4	B	$2.8-3.0	B

Proportional Cash Flow from Operating Activities	$349	M	$305	M	$781	M	$1.5-1.7	B
(a non-GAAP financial measure)

Consolidated Free Cash Flow (a non-GAAP financial measure)	$588	M	$408	M	$1.1	B	$2.0-2.2	B

Proportional Free Cash Flow (a non-GAAP financial measure)	$232	M	$211	M	$558	M	$0.9-1.1	B

Subsidiary Distributions to the Parent Company	$350	M	$527	M	$653	M	$1.1-1.2	B
(see definitions)

Diluted EPS from Continuing Operations	$0.17		$0.43		$0.42		$0.80-0.85

Adjusted EPS (a non-GAAP financial measure)	$0.23		$0.24		$0.48		$0.90-0.95

Key drivers of the second quarter results include (comparison of Q2 2010 vs. Q2 2009):

During the quarter, AES benefited from higher volumes and rates at its generation businesses in Asia and at its utilities in Latin America. Additionally, higher volumes at its generation businesses in Latin America and favorable foreign currency exchange rates, particularly in Brazil, contributed to the quarterly results. This improved performance was driven by both economic growth, as well as operational factors, such as higher plant availability and a reduction in losses at the Company’s Latin American utilities. These benefits were offset by unfavorable margins in New York and a higher effective tax rate.

Earnings Per Share (EPS) from continuing operations in both 2009 and 2010 were affected by certain significant non-operational items. The second quarter of 2009 benefited a total of $0.11 because of the following: (i) a $0.05 after-tax gain resulting from a claim settlement at one of the Company’s European subsidiaries; and (ii) a lower effective tax rate, primarily related to a U.S. subsidiary tax restructuring that improved earnings per share by $0.06. In the second quarter of 2010 EPS increased $0.01 as a result of several factors: (i) a $0.06 gain from the sale of the Company’s indirect investment in CEMIG; (ii) $0.03 of realized foreign exchange transaction losses on a Euro-denominated loan that was repaid in the quarter; and (iii) a $0.02 loss on the write-off of previously capitalized costs that were incurred in connection with a potential transaction involving the Company’s wind business. The costs were written off upon the expiration of the letter of intent with China Investment Corporation (CIC) on June 30, 2010. The Company and CIC subsequently announced in a July 2, 2010 press release that they may resume discussions as additional clarity develops surrounding renewable energy legislation in the U.S.

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Consolidated Revenue increased by $730 million to $4 billion. Of that increase, $225 million was attributable to favorable foreign currency translation impacts, particularly the Brazilian Real, which appreciated 22 percent. Further improvements to revenue resulted from: (i) an increase in tariff rates in Latin America, due in part to the recovery of energy purchased, which is passed through to customers; (ii) increased volumes at Brazilian utilities; (iii) contributions from the Company’s Cartagena business in Spain, which were previously reported under the equity method of accounting, but as of January 1, 2010 are now included in the Company’s consolidated results of operations to comply with new accounting guidance effective January 1, 2010; (iv) higher rates and volumes in Asia, particularly at its business in the Philippines; and (v) higher rates and volumes at its generation businesses in Latin America, primarily in Panama and Argentina.

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Consolidated Gross Margin increased by $179 million to $1 billion, benefitting from: (i) $54 million of favorable foreign currency translations; (ii) higher tariff rates and volumes at its Brazilian utilities; (iii) higher volumes at its generation businesses in Latin America; and (iv) gains from improved operating performance in Asia, particularly in the Philippines where the Company benefited from favorable electricity prices, higher volumes and higher availability. These gains were partially offset by unfavorable margins and non-cash, mark-to-market derivative adjustments on natural gas hedges at the Company’s generation business in New York.

•

Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $93 million to $572 million, primarily due to the favorable performance of the Company’s businesses in Asia, higher volumes in Latin America generation businesses and the favorable impact of foreign currency exchange rates.

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Consolidated Cash Flow from Operating Activities increased by $210 million to $747 million, reflecting higher gross margin and favorable working capital in Asia, as well as in North America generation and Latin America utilities. These were partially offset by the collection of the Kazakhstan management incentive bonus recorded in the second quarter of 2009.

•	Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $44 million to $349 million.

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Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $180 million to $588 million. This increase is primarily a result of the consolidated operating cash flow factors mentioned above.

•	Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $21 million to $232 million.

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Diluted Earnings Per Share from Continuing Operations decreased $0.26 per share to $0.17 per share. In addition to the non-operating items mentioned above, the second quarter of 2009 included a $0.14 per share gain relating to the final settlement of the Northern Kazakhstan assets sold in 2008. In addition, EPS declined in 2010 relative to 2009 due to unfavorable unrealized foreign currency impacts, higher average shares outstanding and a higher effective tax rate, which increased from 19 percent to 48 percent. These negative drivers were partially offset by favorable gross margin drivers listed above.

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Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased $0.01 to $0.23 per share. In addition to the non-operating items mentioned earlier, favorable operating results offset the higher share count and higher effective tax rate. Table 2 represents a reconciliation of Diluted EPS to Adjusted EPS for the second quarter of 2010 as compared to the second quarter of 2009.

Table 2: Reconciliation of Diluted EPS to Adjusted EPS for Q2 2010 as compared to Q2 2009

	Q2 2010 QTD	Q2 2009 QTD
Diluted Earnings Per Share from Continuing Operations	$0.17	$0.43
Derivative Mark-to-Market (Gains)/Losses	$(0.01)	$—
Currency Transaction (Gains)/Losses	$0.06	$(0.05)
Disposition/Acquisition (Gains)/Losses	$—	$(0.14)
Debt Retirement (Gains)/Losses	$0.01	$—

Adjusted Earnings Per Share	$0.23	$0.24

See Appendix for more detail.

Key drivers of the year-to-date 2010 results include (comparison of Q2 YTD 2010 vs. Q2 YTD 2009):

During the first six months of 2010, AES benefited from higher volumes and rates at its generation businesses in Asia and at its utilities in Latin America. Additionally, the Company benefited from higher volumes at its generation businesses in Latin America and from favorable foreign currency exchange rates, particularly in Brazil. These benefits were offset by unfavorable margins in New York, higher fixed costs in Brazil and a higher effective tax rate.

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Consolidated Revenue increased by $1.6 billion to $8.1 billion. Of that amount, $653 million was attributable to the impact of favorable foreign currency translation, particularly the Brazilian Real, which appreciated 22 percent. Further improvements to revenue resulted from: (i) an increase in tariff rates and volumes at Brazilian utilities; (ii) contributions from the Company’s Cartagena business in Spain, which were previously reported under the equity method of accounting; (iii) higher rates and volumes at its generation businesses in Latin America; and (iv) improved operating performance in Asia.

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Consolidated Gross Margin increased by $316 million to $2 billion, benefiting from: (i) $159 million of favorable foreign currency translations; (ii) higher tariff rates and volumes at its Brazilian utilities; (iii) higher rates and volumes in Asia; (iv) higher volumes at its generation businesses in Latin America; and (v) contributions from the Company’s Cartagena business in Spain, which were previously reported under the equity method of accounting. These gains were partially offset by higher fixed costs, largely driven by bad debt recoveries and a reduction in bad debt expense in Latin America in the first quarter of 2009, which did not recur and lower margins, net of mark-to-market adjustments on natural gas hedges in New York.

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Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $182 million to $1.2 billion, primarily due to the favorable performance of the Company’s businesses in Asia, higher volumes in Latin America generation businesses and the favorable impact of foreign currency exchange rates.

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Consolidated Cash Flow from Operating Activities increased by $542 million to $1.4 billion, reflecting higher gross margin and improved working capital management in Latin America utilities and generation. These were partially offset by the collection of the Kazakhstan management incentive bonus recorded in the second quarter of 2009.

•	Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $173 million to $781 million.

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Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $512 million to $1.1 billion. This increase is primarily a result of the consolidated operating cash flow factors mentioned above.

•	Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $164 million to $558 million.

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Diluted Earnings Per Share from Continuing Operations decreased $0.32 per share to $0.42 per share. Year-to-date 2009 included: (i) a $0.15 per share gain relating to the final settlement of the Northern Kazakhstan assets sold in 2008; and (ii) a $0.05 per share gain from the settlement of a claim at a European subsidiary. In addition, EPS declined in 2010 relative to 2009 due to higher average shares outstanding and a higher effective tax rate attributable to a 2009 U.S. subsidiary tax restructuring , the expiration of a favorable U.S. tax law related to the treatment of certain non-U.S. transactions, and tax expense resulting from the Company’s indirect investment in CEMIG. These negative drivers were partially offset by favorable gross margin drivers listed above.

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Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased $0.13 to $0.48 per share as favorable operating results offset the higher share count and a higher effective tax rate. Table 3 represents a reconciliation of Diluted EPS to Adjusted EPS for the year-to-date 2010 as compared to year-to-date 2009.

Table 3: Reconciliation of Diluted EPS to Adjusted EPS for Q2 YTD 2010 as compared to Q2 YTD 2009

	Q2 2010 YTD	Q2 2009 YTD
Diluted Earnings Per Share from Continuing Operations	$0.42	$0.74
Derivative Mark-to-Market (Gains)/Losses	$(0.03)	$0.03
Currency Transaction (Gains)/Losses	$0.08	$(0.01)
Disposition/Acquisition (Gains)/Losses	$—	$(0.17)
Impairment Losses	$—	$0.02
Debt Retirement (Gains)/Losses	$0.01	$—

Adjusted Earnings Per Share	$0.48	$0.61

See Appendix for more detail.

2010 Guidance

AES maintained all of its 2010 Cash Flow, Gross Margin and Adjusted EPS guidance elements. The Company updated its guidance for 2010 Diluted EPS from Continuing Operations to $0.80 to $0.85 from $0.83 to $0.88 (as of May 7, 2010) in order to reflect higher unrealized foreign currency transaction losses. For a complete list of 2010 guidance elements see Appendix.

Other Key Highlights:

Second Quarter 2010

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In May, AES Wind Generation expanded its presence in Poland with the acquisition of 353 MW of development pipeline, of which 158 MW is expected to begin construction in 2011, building on its acquisition of a 422 MW development pipeline in Poland announced in April.

•	AES Wind Generation achieved commercial operation of two China wind projects, Huanghua II (April) and Dong Qi (June) totaling 99 MW. The output from both projects is under long-term contract.

•

The Company also acquired a 35 percent interest in the Jianghe Rural Electricity Development Co. Ltd. (“Jianghe Rural”) joint venture in China. An additional 14 percent interest acquisition is pending Chinese government approval and is projected to close by December 31, 2010. The total acquisition consideration for the 49 percent interest in Jianghe Rural is $49 million. Jianghe Rural principally invests in small hydro projects with a current total capacity of 241 MW located in China’s Yunnan and Fujian provinces. This acquisition expands the Company’s small hydro capacity in China to 266 MW.

•	AES Solar completed a $38 million project financing for an 8 MW facility in Italy, which is expected to start commercial operation by the end of 2010.

•	In June, AES Wind Generation began construction on the 92 MW Laurel Mountain project in West Virginia.

July and August, 2010

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The Company entered into an agreement to acquire 100 percent stake in Premier Power Limited (PPL), owner of the 1,246 MW natural gas-fired Ballylumford Power Station in County Antrim, Northern Ireland, for approximately $150 million. Closing is expected during the second half of 2010.

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The Company launched a stock repurchase program under which the Company may repurchase up to $500 million of common stock through December 31, 2010. Through August 5, 2010, the Company has repurchased $15.4 million, at an average share price of $9.99.

•	The Company’s subsidiary in Chile reached an agreement with the local government, thereby removing all legal actions against the environmental permit for the 270 MW Campiche power plant.

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The Company amended and extended its revolving senior secured credit facility at the Parent on July 29, 2010. The committed amount increased to $800 million from $605 million. The commitment had previously been reduced to $605 million from $785 million on June 23, 2010 in accordance with the previous agreement. The maturity date was extended from July 2011 to January 2015. Interest charged for drawn amounts was reduced from LIBOR+3.5 percent to LIBOR+3.0 percent.

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The Department of Energy awarded AES Energy Storage a $17.1 million conditional commitment for a loan guarantee to support the construction of a 20 MW energy storage system, which will provide frequency regulation to New York’s high-voltage transmission network using advanced lithium-ion batteries. The project is expected to reach financial close by the end of the year.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Proportional Gross Margin, Proportional Operating Cash Flow, Free Cash Flow, Proportional Free Cash Flow as well as reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information and 2010 Financial Guidance.

Conference Call Information

AES will host a conference call on Friday, August 6, 2010 at 10:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-888-566-7708 at least ten minutes before the start of the call. International callers should dial +1-517-308-9025. The participant passcode for this call is 8610. Internet access to the conference call and presentation materials will be available on the AES website at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Reports.”

A telephonic replay of the call will be available from approximately 1:00 p.m. EDT on Friday, August 6, 2010 through Friday, August 27, 2010. Callers in the U.S. please dial 1-800-331-1949. International callers should dial +1-402-220-0191. The system will ask for a passcode; please enter 8610. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

The AES Corporation (NYSE: AES) is a Fortune 500 global power company with generation and distribution businesses. Through our diverse portfolio of thermal and renewable fuel sources, we provide affordable and sustainable energy to 30 countries. Our workforce of 27,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2009 revenues were $14 billion and we own and manage $40 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’ 2009 Annual Report on Form 10-K. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2009 Annual Report on Form 10-K dated on or about February 25, 2010 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per share amounts)	2010	2009	2010	2009
Revenues	$4,021	$3,291	$8,092	$6,526
Cost of sales	(3,039)	(2,488)	(6,124)	(4,874)

GROSS MARGIN	982	803	1,968	1,652
General and administrative expenses	(101)	(87)	(181)	(170)
Interest expense	(394)	(368)	(780)	(740)
Interest income	101	89	210	182
Other expense	(48)	(30)	(60)	(52)
Other income	69	22	77	243
Gain on sale of investments	—	102	—	115
Asset impairment expense	(1)	(1)	(1)	(1)
Foreign currency transaction gains/(losses) on net monetary position	(71)	28	(122)	(11)
Other non-operating expense	(5)	—	(5)	(10)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF AFFILIATES	532	558	1,106	1,208
Income tax expense	(255)	(105)	(451)	(279)
Net equity in earnings of affiliates	134	50	148	57

INCOME FROM CONTINUING OPERATIONS	411	503	803	986
Income from operations of discontinued businesses, net of tax	27	28	50	46
Loss from disposal of discontinued businesses, net of tax	(9)	—	(22)	—

NET INCOME	429	531	831	1,032
Less: Net income attributable to noncontrolling interests	(285)	(228)	(500)	(511)

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION	$144	$303	$331	$521

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.17	$0.43	$0.42	$0.74
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	0.01	0.02	0.02	0.04

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.18	$0.45	$0.44	$0.78

AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income from continuing operations, net of tax	$134	$286	$315	$494
Discontinued operations, net of tax	10	17	16	27

NET INCOME	$144	$303	$331	$521

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2010	2009	2010	2009
REVENUE
Latin America - Generation	$1,084	$894	$2,067	$1,786
Latin America - Utilities	1,770	1,364	3,535	2,576
North America - Generation	455	475	987	977
North America - Utilities	275	261	563	551
Europe - Generation	271	173	604	403
Asia - Generation	179	112	355	190
Corp/Other & eliminations	(13)	12	(19)	43

Total Revenue	$4,021	$3,291	$8,092	$6,526

GROSS MARGIN
Latin America - Generation	$415	$335	$759	$708
Latin America - Utilities	258	178	496	353
North America - Generation	75	121	209	241
North America - Utilities	52	51	128	121
Europe - Generation	64	32	159	107
Asia - Generation	80	26	145	33
Corp/Other & eliminations	38	60	72	89

Total Gross Margin	$982	$803	$1,968	$1,652

THE AES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions, except shares and par value)	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,891	$1,782
Restricted cash	572	407
Short-term investments	1,716	1,648
Accounts receivable, net of allowance for doubtful accounts of $288 and $290, respectively	2,184	2,118
Inventory	551	560
Receivable from affiliates	16	24
Deferred income taxes - current	257	210
Prepaid expenses	172	161
Other current assets	1,086	1,557
Current assets of discontinued and held for sale businesses	119	320

Total current assets	9,564	8,787

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,083	1,111
Electric generation, distribution assets and other	28,299	26,815
Accumulated depreciation	(9,099)	(8,774)
Construction in progress	3,803	4,644

Property, plant and equipment, net	24,086	23,796

Other Assets:
Deferred financing costs, net of accumulated amortization of $290 and $293, respectively	374	377
Investment in and advances to affiliates	1,227	1,157
Debt service reserves and other deposits	603	595
Goodwill	1,293	1,299
Other intangible assets, net of accumulated amortization of $228 and $223, respectively	574	510
Deferred income taxes - noncurrent	604	587
Other	1,533	1,551
Noncurrent assets of discontinued and held for sale businesses	843	876

Total other assets	7,051	6,952

TOTAL ASSETS	$40,701	$39,535

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and other accrued liabilities	$4,067	$4,193
Accrued interest	259	269
Non-recourse debt - current	1,433	1,718
Recourse debt - current	471	214
Current liabilities of discontinued and held for sale businesses	134	227

Total current liabilities	6,364	6,621

LONG-TERM LIABILITIES
Non-recourse debt - noncurrent	13,131	12,304
Recourse debt - noncurrent	4,637	5,301
Deferred income taxes - noncurrent	1,208	1,090
Pension and other post-retirement liabilities	1,257	1,322
Other long-term liabilities	2,742	3,146
Long-term liabilities of discontinued and held for sale businesses	643	811

Total long-term liabilities	23,618	23,974

Redeemable stock of subsidiaries	65	60
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 804,399,275 issued and 795,495,286 outstanding at June 30, 2010 and 677,214,493 issued and 667,679,913 outstanding at December 31, 2009	8	7
Additional paid-in capital	8,457	6,868
Retained earnings	942	650
Accumulated other comprehensive loss	(2,602)	(2,724)
Treasury stock, at cost (8,903,989 shares at June 30, 2010 and 9,534,580 shares at December 31, 2009, respectively)	(118)	(126)

Total The AES Corporation’s stockholders’ equity	6,687	4,675
NONCONTROLLING INTERESTS	3,967	4,205

Total equity	10,654	8,880

TOTAL LIABILITIES AND EQUITY	$40,701	$39,535

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2010	2009	2010	2009
OPERATING ACTIVITIES:
Net income	$429	$531	$831	$1,032
Adjustments to net income:
Depreciation and amortization	291	253	584	498
Loss (gain) from sale of investments and impairment expense	14	(91)	18	(103)
Loss on disposal and impairment write-down - discontinued operations	5	—	18	—
Provision for deferred taxes	88	(86)	117	(111)
Contingencies	26	48	72	(54)
Loss (gain) on the extinguishment of debt	9	(17)	9	(3)
Undistributed gain from sale of equity method investment	(115)	—	(115)	—
Other	(22)	(37)	(42)	4
Changes in operating assets and liabilities
Increase in accounts receivable	(5)	(83)	(69)	(3)
Increase in inventory	(4)	(58)	(1)	(11)
Decrease in prepaid expenses and other current assets	139	179	170	34
Decrease (increase) in other assets	18	(66)	(51)	(139)
Decrease in accounts payable and accrued liabilities	(147)	(101)	(91)	(292)
Increase (decrease) in income taxes receivables and payables	7	63	(90)	54
Increase (decrease) increase in other liabilities	14	2	56	(32)

Net cash provided by operating activities	747	537	1,416	874

INVESTING ACTIVITIES:
Capital expenditures	(509)	(620)	(1,002)	(1,193)
Acquisitions–net of cash acquired	(66)	—	(100)	—
Proceeds from the sale of businesses	99	2	198	2
Sale of short-term investments	2,133	1,270	3,139	2,269
Purchase of short-term investments	(2,153)	(1,054)	(3,255)	(1,740)
(Increase) decrease in restricted cash	(28)	12	(74)	305
Decrease (increase) in debt service reserves and other assets	52	(33)	(9)	40
Affiliate advances and equity investments	(4)	(57)	(27)	(87)
Proceeds from loan repayments	132	—	132	—
Other investing	(16)	19	43	20

Net cash used in investing activities	(360)	(461)	(955)	(384)

FINANCING ACTIVITIES:
Issuance of common stock	(1)	—	1,569	—
Borrowings (repayments) under the revolving credit facilities, net	62	122	88	(31)
Issuance of recourse debt	—	503	—	503
Issuance of non-recourse debt	1,127	572	1,343	816
Repayments of recourse debt	(406)	(154)	(406)	(154)
Repayments of non-recourse debt	(1,115)	(322)	(1,297)	(491)
Payments for deferred financing costs	(16)	(31)	(29)	(53)
Distributions to noncontrolling interests	(470)	(322)	(542)	(334)
Contributions from noncontrolling interests	—	1	—	74
Financed capital expenditures	13	25	(17)	(24)
Other financing	(17)	24	(17)	25

Net cash (used in) provided by financing activities	(823)	418	692	331
Effect of exchange rate changes on cash	(23)	16	(44)	14

Total (decrease) increase in cash and cash equivalents	(459)	510	1,109	835
Cash and cash equivalents, beginning	3,350	1,190	1,782	865

Cash and cash equivalents, ending	$2,891	$1,700	$2,891	$1,700

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2010		2009		2010		2009
Reconciliation of Adjusted Earnings Per Share (1)

Diluted EPS From Continuing Operations	$0.17		$0.43		$0.42		$0.74
Derivative Mark-to-Market (Gains)/Losses(2)	(0.01)		—		(0.03)		0.03
Currency Transaction (Gains)/Losses(3)	0.06		(0.05)		0.08		(0.01)
Disposition/Acquisition (Gains)/Losses	—	(4)	(0.14	)(5)	—	(4)	(0.17	)(6)
Impairment Losses	—		—		—		0.02	(7)
Debt Retirement (Gains)/Losses	0.01	(8)	—		0.01	(8)	—

Adjusted Earnings Per Share(1)	$0.23		$0.24		$0.48		$0.61

(1)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to earnings per share, which is determined in accordance with GAAP.

(2)

Derivative mark-to-market (gains)/losses were net of income tax per share of $0.00 in the three months ended June 30, 2010 and 2009, and of $(0.02) and $0.01 for the six months ended June 30, 2010, and 2009, respectively.

(3)

Unrealized foreign currency transaction (gains)/losses were net of income tax per share of $(0.01) and $0.00 in the three months ended June 30, 2010 and 2009, respectively, and of $(0.01) and $0.01 in the six months ended June 30, 2010 and 2009, respectively.

(4)

The Company has not adjusted for the gain or the related tax effect from the sale of its indirect investment in CEMIG, disclosed in Note 6 – Investments in and Advances to Affiliates in the Company’s Form 10-Q, in its determination of adjusted EPS because the gain was recognized by an equity method investee. The Company does not adjust for transactions of its equity method investees in its determination of Adjusted EPS.

(5)	Amount includes: Kazakhstan gain of $98 million or $0.14 per share, related to the termination of a management agreement.
(6)

Amount includes: Kazakhstan gain of $98 million, or $0.15 per share, related to the termination of a management agreement as well as a gain of $13 million, or $0.02 per share, related to the reversal of a withholding tax contingency. There were no taxes associated with these transactions.

(7)	Amount includes nontaxable impairment of the Company’s investment in “blue gas” (coal to gas) technology of $10 million or $0.02 per share.
(8)	Amount includes loss on retirement of Parent Company debt of $9 million ($6 million, or $0.01 per share, net of income tax).

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2010	2009	2010	2009
Reconciliation of Adjusted Gross Margin(1)
Consolidated Gross Margin	$982	$803	$1,968	$1,652
Add: Depreciation and Amortization	284	235	561	463
Less: General and Administrative Expenses	(101)	(87)	(181)	(170)

Adjusted Gross Margin(1)	$1,165	$951	$2,348	$1,945

Reconciliation of Proportional Gross Margin(2)
Consolidated Gross Margin	$982	$803	$1,968	$1,652
Less: Proportional Adjustment Factor	410	324	778	644

Proportional Gross Margin(2)	$572	$479	$1,190	$1,008

Reconciliation of Proportional Adjusted Gross Margin(1),(2)
Consolidated Adjusted Gross Margin	$1,165	$951	$2,348	$1,945
Less: Proportional Adjustment Factor	484	383	925	755

Proportional Adjusted Gross Margin(1),(2)	$681	$568	$1,423	$1,190

(1)

Adjusted Gross Margin is defined by the Company as: Gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(2)	See footnote (2) on 2010 Financial Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2010	2009	2010	2009
Calculation of Maintenance Capital Expenditures for Free Cash Flow (1)
Reconciliation Below:
Maintenance Capital Expenditures, excluding environmental	$143	$112	$286	$250
Environmental Capital Expenditures	16	17	29	35
Growth Capital Expenditures	337	466	704	932

Total Capital Expenditures	$496	$595	$1,019	$1,217

Reconciliation of Proportional Operating Cash Flow(2)
Consolidated Operating Cash Flow	$747	$537	$1,416	$874
Less: Proportional Adjustment Factor	398	232	635	266

Proportional Operating Cash Flow(2)	$349	$305	$781	$608

Reconciliation of Free Cash Flow(1)
Consolidated Operating Cash Flow	$747	$537	$1,416	$874
Less: Maintenance Capital Expenditures, excluding environmental	143	112	286	250
Less: Environmental Capital Expenditures	16	17	29	35

Free Cash Flow(1)	$588	$408	$1,101	$589

Reconciliation of Proportional Free Cash Flow(1),(2)
Proportional Operating Cash Flow	$349	$305	$781	$608
Less: Proportional Maintenance Capital Expenditures	117	94	223	214

Proportional Free Cash Flow(1),(2)	$232	$211	$558	$394

(1)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures). AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)	See footnote (2) on 2010 Financial Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

PARENT FINANCIAL INFORMATION (unaudited)

Parent only data: last four quarters

($ in millions)

	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2010 Actual	Mar. 31, 2010 Actual	Dec. 31, 2009 Actual	Sept. 30, 2009 Actual
Subsidiary distributions(1) to Parent & QHCs	$1,151	$1,329	$1,255	$1,345
Returns of capital distributions to Parent & QHCs	298	168	167	200

Total subsidiary distributions & returns of capital to Parent	$1,449	$1,497	$1,422	$1,545

Parent only data: quarterly
($ in millions)
	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2010 Actual	Mar. 31, 2010 Actual	Dec. 31, 2009 Actual	Sept. 30, 2009 Actual
Subsidiary distributions(1) to Parent & QHCs	$350	$303	$296	$202
Returns of capital distributions to Parent & QHCs	131	21	13	134

Total subsidiary distributions & returns of capital to Parent	$481	$324	$309	$336

Parent Company Liquidity(2)
($ in millions)

	Balance at
	June 30, 2010 Actual	Mar. 31, 2010 Actual	Dec. 31, 2009 Actual	Sept. 30, 2009 Actual
Cash at Parent & Cash at QHCs(3)	$1,776	$2,153	$677	$707
Availability under corporate credit facilities	458	610	581	701

Ending liquidity	$2,234	$2,763	$1,258	$1,408

(1)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (“QHCs”). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)

The cash held at QHCs represents cash sent to subsidiaries of the Company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION

2010 FINANCIAL GUIDANCE ELEMENTS(1)

	2010 Updated Financial Guidance (as of 8/6/2010)			2010 Previous Financial Guidance (issued 5/7/2010)
	Proportional Adjustment			Proportional Adjustment
	Consolidated	Factors(2)	Proportional	Consolidated	Factors(2)	Proportional
Income Statement Elements
Gross Margin	$3,700 to 3,900 million	$1,500 million	$2,200 to 2,400 million	$3,700 to 3,900 million	$1,500 million	$2,200 to 2,400 million
Adjusted Gross Margin (3)	$4,500 to 4,700 million	$1,775 million	$2,725 to 2,925 million	$4,500 to 4,700 million	$1,775 million	$2,725 to 2,925 million
Diluted Earnings Per Share From Continuing Operations	$0.80 to 0.85			$0.83 to 0.88
Adjusted Earnings Per Share Factors(4)	$0.10(5)			$0.07(6)
Adjusted Earnings Per Share(4)	$0.90 to 0.95(5)			$0.90 to 0.95(6)
Cash Flow Elements
Net Cash From Operating Activities(7)	$2,775 to 2,975 million	$1,300 million	$1,475 to 1,675 million	$2,775 to 2,975 million	$1,300 million	$1,475 to 1,675 million
Operational Capital Expenditures (a)	$650 to 725 million	$200 million	$450 to 525 million	$650 to 725 million	$200 million	$450 to 525 million
Environmental Capital Expenditures (b)	$75 to 100 million	—	$75 to 100 million	$75 to 100 million	—	$75 to 100 million
Maintenance Capital Expenditures (a + b)	$725 to 825 million	$200 million	$525 to 625 million	$725 to 825 million	$200 million	$525 to 625 million
Free Cash Flow(8)	$2,000 to 2,200 million	$1,100 million	$900 to 1,100 million	$2,000 to 2,200 million	$1,100 million	$900 to 1,100 million
Subsidiary Distributions(9)	$1,100 to 1,200 million			$1,100 to 1,200 million
Reconciliation of Free Cash Flow
Net Cash from Operating Activities	$2,775 to 2,975 million	$1,300 million	$1,475 to 1,675 million	$2,775 to 2,975 million	$1,300 million	$1,475 to 1,675 million
Less: Maintenance Capital Expenditures	$725 to 825 million	$200 million	$525 to 625 million	$725 to 825 million	$200 million	$525 to 625 million

Free Cash Flow(8)	$2,000 to 2,200 million	$1,100 million	$900 to 1,100 million	$2,000 to 2,200 million	$1,100 million	$900 to 1,100 million
Reconciliation of Adjusted Gross Margin
Gross Margin	$3,700 to 3,900 million	$1,500 million	$2,200 to 2,400 million	$3,700 to 3,900 million	$1,500 million	$2,200 to 2,400 million
Depreciation & Amortization	$1,125 to 1,225 million	$275 million	$850 to 950 million	$1,125 to 1,225 million	$275 million	$850 to 950 million
General & Administrative	$375 million		$375 million	$375 million		$375 million

Adjusted Gross Margin(3)	$4,500 to 4,700 million	$1,775 million	$2,725 to 2,925 million	$4,500 to 4,700 million	$1,775 million	$2,725 to 2,925 million

(1)	2010 Updated Guidance is based on expectations for future foreign exchange rates and commodity prices as of June 30, 2010, as well as other factors set forth in “2010 Guidance” in the Press Release.
(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) all intercompany amounts have been excluded as applicable.

(3)	Non-GAAP financial measure as reconciled in the table. See Footnote (1) on Non-GAAP Financial Measures — Reconciliation of Adjusted Gross Margin for definition.
(4)	See Footnote (1) on Non-GAAP Financial Measures — Reconciliation of Adjusted Earnings Per Share for definition.
(5)	Reconciliation of Adjusted EPS includes unrealized foreign currency losses of $0.08, derivative mark-to-market losses of $0.01 and losses on debt retirement of $0.01.
(6)	Reconciliation of Adjusted EPS includes unrealized foreign currency losses of $0.02, derivative mark-to-market losses of $0.02 and losses on debt retirement of $0.03.
(7)	Net cash from operating activities guidance excludes the impact of any closing adjustments that may be recorded upon the conclusion of the Middle East asset sales.
(8)	Free Cash Flow is reconciled above. See Footnote (1) on Non-GAAP Financial Measures — Reconciliation of Free Cash Flow for definition.
(9)	See Footnote (1) on Parent Financial Information for definition.